UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934.

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BORDERS GROUP, INC.

(Exact name of registrant as specified in its charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

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The following letter was sent to a Borders Group, Inc. shareholder on May 19, 2004.

May 19, 2004

Mr. Alex Marks
Fidelity Investments
68 Devonshire Street
Mail Zone N2A
Boston, MA 02109

Dear Alex:

This will confirm that the management of Borders Group, Inc. (the “Company”), will recommend to the Board of Directors of the Company at its next meeting that the Borders Group, Inc. 2004 Long-Term Incentive Plan (the “Plan”) be amended to:

1.	Limit the number of unrestricted shares that can be granted under the Plan to 150,000, representing 5% of the shares provided for under the Plan;

2.	Provide that the Company shall submit for shareholder approval any amendment (other than an amendment pursuant to the adjustment provisions of the Plan) that requires shareholder approval under the New York Stock Exchange rules or that otherwise would: (i) materially increase the benefits accruing to participants under the Plan; (ii) materially increase the aggregate number of securities that may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan.

3.	Set forth in the Plan the specific criteria pursuant to which awards would be made to non-employee directors.

Please contact me if you have any questions or comments concerning these matters.

Sincerely,

/s/ THOMAS D. CARNEY
Thomas D. Carney
Senior Vice President and General Counsel

TDC:kk